UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 14, 2026
P3 Health Partners Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2370 Corporate Circle Suite 300 Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)
(702) 910-3950
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock	PIIIW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01 Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 28, 2025, P3 Health Partners Inc. (the “Company”) received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), which notified the Company that it did not comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Listing Rule”), which requires that the Company maintain a minimum of $2.5 million in stockholders’ equity, and that the Company also did not meet the alternatives of market value of listed securities or net income from continuing operations set forth in the Listing Rule.

Nasdaq provided the Company until January 5, 2026 to submit to Nasdaq a plan to regain compliance. The Company submitted the plan to regain compliance in a timely manner, and on January 20, 2026, Nasdaq advised the Company that it had determined to grant the Company an extension through May 20, 2026 to regain compliance with the Listing Rule.

On April 27, 2026, the Company and P3 Health Group, LLC, a wholly owned subsidiary of the Company , entered into a Debt Exchange Agreement (the “Exchange Agreement”) with various affiliates of Chicago Pacific Founders, the largest stockholder and debtholder, directly or through affiliates, of the Company (“CPF”). Pursuant to the Exchange Agreement, approximately $252,479,967 of outstanding promissory notes, including principal, accrued interest, and back-end fees, was exchanged for preferred stock that is not convertible, does not have voting or preemptive rights, is not registered or listed, and has a stated value of $100 per share (the “Debt Exchange”). The Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) with affiliates of CPF pursuant to which the Company agreed to issue in multiple tranches up to $70.0 million of units (the “Units”) consisting of (i) shares of the Company’s Series D 19.5% Cumulative Preferred Stock, and (ii) warrants to purchase Class A Common Stock. The Company sold $30.0 million of Units as of the filing of this Current Report.

As a result of completing the Debt Exchange and the initial issuances of Units, the Company believes that it has regained compliance with the Listing Rule. The unaudited pro forma condensed consolidated balance sheet attached as Exhibit 99.1 hereto (the “Pro Forma Balance Sheet”) has been prepared to illustrate the impact of the Debt Exchange and initial issuances of Units on the Company’s stockholders’ equity and evidence the Company’s current compliance with the Listing Rule.

The Pro Forma Balance Sheet is based on the Company’s unaudited balance sheet as of March 31, 2026, as contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026, adjusted to reflect the Debt Exchange and initial issuances of Units after the balance sheet date of March 31, 2026 through the date of filing of this Current Report, as if such events occurred on March 31, 2026. The Pro Forma Balance Sheet is being provided for informational purposes only, and should be read in conjunction with the more detailed unaudited condensed consolidated financial statements and related notes thereto included in the Company’s Form 10-Q for the quarter ended March 31, 2026 and the Company’s subsequent filings with the SEC.

The Company believes it satisfies the stockholders’ equity requirement as of the date of this Current Report on Form 8-K. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	May 15, 2026	By:	/s/ Leif Pedersen
Leif Pedersen
Chief Financial Officer